Execution Copy

May 17, 2007

Dear Mr. Gelly:

This letter sets forth the terms and conditions of your mutual separation agreement (“Agreement”) with Rockwell Automation, Inc. (together with its successors and assigns, “Rockwell Automation”). As emphasized to you, your acceptance of this Agreement is totally voluntary. Rockwell Automation and you are willing to enter into this Agreement on the following terms and conditions:

1.	You previously resigned as Senior Vice President and Chief Financial Officer of Rockwell Automation on April 4, 2007. On such date, you also resigned from all other positions you held with Rockwell Automation, and each of its subsidiaries, and as a member of any committee or administrative body relating to Rockwell Automation and its businesses. You did not, however, resign as an employee of Rockwell Automation. We have mutually agreed to terminate your employment with Rockwell Automation effective September 30, 2007 (hereinafter, “your termination date”). Prior to your termination date and as directed by the Chief Executive Officer of Rockwell Automation, you will assist Rockwell Automation and your successor to effect a smooth transition of your duties. During the period prior to your termination date you will continue to be paid your base salary as in effect on April 4, 2007, be entitled to the same level of employee and executive benefits afforded you immediately prior to such date (subject to any modification or termination as is applicable to the executive officer group) and your equity awards shall remain outstanding. Immediately following your termination date, you will be provided the severance benefits as described below.

2.	Rockwell Automation will provide the following:

A.	You will be paid an amount in cash equal to one year’s base salary (at your current annual base salary rate of $495,000) following your termination date as severance pay. This amount will initially be paid in equal installments (subject to applicable withholding and authorized deductions) according to our normal payroll practice through February 29, 2008. On or shortly after February 29, 2008 but not later than March 15, 2008, you will receive a lump sum payment of the remaining unpaid severance amount.

B.	You will be entitled to receive an annual bonus (to the extent it is earned based on achievement of financial performance targets) under the award granted to you under the Annual Incentive Plan for Senior Executive Officers for the fiscal year ending September 30, 2007 as if you had remained employed by Rockwell Automation through the payment date for such award. The amount payable (calculated with reference to your target amount of 62.5% of your annual base salary) will be based on achievement of financial performance targets applicable to senior officers of Rockwell Automation. There will be no adjustment of the award amount, upward or downward, with respect to any personal or subjective performance targets, the committee administering the plan shall not exercise its discretion to reduce the award payable to you, and the method for determining the financial performance targets under your award shall be no less favorable to you than the method applicable to determining the financial performance targets for any other senior executive participating in such plan. The bonus, if any, will be paid in cash to you at the same time the bonus (if any) is payable to other executives participating in such plan (generally December).

C.	On the date this Agreement is executed by both parties, subject to the conditions described below, we will accelerate the vesting of a portion of your stock option awards and we will accelerate the vesting of all of your 2005 restricted stock award and all of your 2006 restricted stock award. As a result, the following vesting of your equity awards will occur on such date:

Stock Options
			Number Subject to
			Accelerated Vesting
	Number of Options	Number Already	under this
Grant Date	Granted	Vested	Agreement
November 8, 2004	80,000	53,333	26,667

November 7, 2005	43,600	14,533	29,067

December 6, 2006	31,400	0	20,933

Restricted Stock
	Number of Shares	Number Already	Number Vested
Grant Date	Subject to Award	Vested	under this Agreement
November 7, 2005	3,400	0	3,400

December 6, 2006	2,400	0	2,400

Your performance share awards will terminate on your termination date. All stock options not vested as described above will be forfeited on your termination date. Your vested stock options will remain exercisable for three (3) months after your termination date in accordance with your Stock Option Terms and Conditions (except as otherwise provided in this Agreement).

Any shares acquired upon exercise of your stock options (but only to the extent they become vested under this Agreement) and pursuant to the vesting of the restricted stock will be held by us in escrow until December 31, 2007. You will not be able to transfer the shares during this holding period, although we will allow a cashless exercise to pay the exercise price of your stock options and to pay income taxes due upon exercise of your options and will allow share withholding to pay income taxes upon vesting of your restricted stock. If you satisfy your obligations under this Agreement through December 31, 2007, all of the shares held by us as described above will be deemed earned, and will be released to you or your designated brokerage account as soon as practicable after December 31, 2007. As a result of the escrow arrangement and continued risk of forfeiture as otherwise described in this Agreement, your restricted stock will not be considered vested for tax purposes, and the exercise of any stock options that become vested under this Agreement will not be deemed to occur for tax purposes, and thus will not be considered taxable income to you, until December 31, 2007. You agree to comply with all reporting and other requirements under the federal securities laws with respect to your transactions in the securities of Rockwell Automation. You shall be released from any share ownership requirements for Rockwell Automation executives as of the date you execute this Agreement.

D.	Following your termination date, you and your eligible dependents will be offered the opportunity to continue medical and dental plan coverage under COBRA. If you elect COBRA, you will be charged only the active employee portion through February 29, 2008 for coverage for you and your eligible dependents. After that, you will be charged the full COBRA premium rate if you continue to participate in such plans.

E.	Your car allowance and other executive perquisites (including, without limitation, financial planning and any tax gross-ups) will continue through (and cease on) your termination date to the extent such allowance and other executive perquisites continue to be provided to other senior executive officers. Your Change of Control Agreement, dated as of May 1, 2004, will terminate on the effective date of this Agreement; provided that, notwithstanding the foregoing and the fact that your termination of employment is not in connection with a change in control of Rockwell Automation, Section 9 of the Change on Control Agreement, dated as of May 1, 2004, shall survive and be incorporated in full into this Agreement, provided that any reference to “the Company” or “the Executive” in such section shall be deemed to be a reference to Rockwell Automation and you, respectively. The parties agree to cooperate to rebut any presumption that your termination of employment is in connection with a change in control.

F.	Outplacement will be provided to you through Lee Hecht Harrison for up to a one-year period ending on the one year anniversary of the date of this Agreement. If you accept employment with another entity prior to your termination date, you shall no longer be required to perform any services for Rockwell Automation and you shall be free to commence work for, or provide services to, another entity provided that you are in compliance with Section 4 of this Agreement.

G.	Any accrued and vested nonqualified benefits will be paid according to the terms of the plans. You will also receive accrued but unpaid salary and vacation pay, if any, with your first payment of severance following your termination date. Rockwell Automation’s matching contributions to your 401(k) account shall continue through the termination date in accordance with the terms of the 401(k) plan.

H.	After September 30, 2008, Rockwell Automation will not contest your eligibility for unemployment benefits except on the grounds that you have obtained other employment.

I.	Except as specifically set forth in this Section 2, coverage under Rockwell Automation’s employee benefit plans ends concurrently with your termination of employment on your termination date. This Agreement does not, however, affect your rights to vested benefits under Rockwell Automation’s 401(k) plan.

3.	As of the date this Agreement is executed, you must immediately return all physical and electronic property of Rockwell Automation and its subsidiaries and other affiliates. You will be notified if you owe any money to Rockwell Automation or its subsidiaries and other affiliates for personal expenses to your company credit card. You agree to pay JPMorgan Chase directly for all personal expenses and non-reimbursable business expenses.

4.	Your receipt of the severance, stock and benefits described in Section 2 is conditioned on your agreement to, and performance of, the following (provided that any forfeiture or repayment obligation shall be determined solely in accordance with Section 6 and Section 8 of this Agreement):

A.	Through your termination date, you will not contact any member of the Board of Directors of Rockwell Automation without prior approval of the Chief Executive Officer of Rockwell Automation; and you will abide by the terms of the insider trading policies and stock trading protocols of Rockwell Automation.

B.	You will keep confidential and not disclose to any other person other than your spouse and/or your accountants, financial advisors, or attorneys or any prospective employer (but only to the extent necessary to inform such employer with respect to the restrictions, or lack thereof, on your activities as required under this Agreement) the terms of this Agreement (provided that once this Agreement is publicly filed by Rockwell Automation this prohibition shall no longer apply), or any discussions or information relating to it, although the parties understand and acknowledge that, following execution of this Agreement, the Agreement and a summary of its contents will be filed with the Securities and Exchange Commission and will become publicly disclosed. Anything to the contrary notwithstanding, you shall not be prohibited from disclosing the terms of this Agreement or any discussions or information relating to it, (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order you to disclose or make accessible any information or (ii) to the extent necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, without limitation, the enforcement of this Agreement.

C.	Regardless of whether you have forfeited rights under this Agreement due to a breach of its terms, you agree that you will not, or cause any other person to, intentionally make or ratify any public statement to any person, or any private statement to any person that is reasonably expected to become public, or any private statement to any individual who is a shareholder or customer of, or performs services for, Rockwell Automation or any of its subsidiaries or affiliates (or any representative or agent thereof), whether oral or written, that disparages: (1) Rockwell Automation or any of its subsidiaries or affiliates, past or present; (2) either professionally or personally, any of the directors or officers of Rockwell Automation or any of its subsidiaries or affiliates; or (3) professionally, any of Rockwell Automation’s or any of its subsidiaries’ or other affiliates’ partners, agents, attorneys, insurers or employees, with respect to their services or activities for Rockwell Automation or any of its subsidiaries or affiliates; or intentionally make any statement that has the purpose or effect of disrupting the business of Rockwell Automation, its subsidiaries or other affiliates. This prohibition includes, but is not limited to, negative statements regarding this Agreement or the consideration provided under this Agreement, as well as Rockwell Automation’s financial condition or employment practices. From and after the date it executes this Agreement, Rockwell Automation agrees that it will not, or cause any other person or entity to, intentionally make or ratify any public statement, whether oral or written, to any person that disparages you. Notwithstanding the foregoing, nothing in this paragraph shall prevent any person from (i) responding publicly to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statement or (ii) making any truthful statement to the extent (x) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, without limitation, the enforcement of this Agreement or (y) required by law or by any court, arbitrator, mediator, or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order such person to disclose or make accessible such information.

D.	Regardless of whether you have forfeited rights under this Agreement due to a breach of its terms, from the date you execute this Agreement and ending on May 1, 2009 (the “Restricted Period”) you shall not, or recommend or cause any other person or entity to, solicit for employment or advise or recommend to any other person that he or she solicit for employment any person employed at that time by Rockwell Automation, its subsidiaries or other affiliates.

E.	Regardless of whether you have forfeited rights under this Agreement due to a breach of its terms, during the Restricted Period you shall not participate in, provide consulting services to, be employed by, or assist with the organization, planning, ownership, financing, management, operation or control of any Competitive Business in any capacity in which Confidential Information, Trade Secrets or Goodwill of Rockwell Automation, its subsidiaries or its other affiliates would reasonably be considered useful. You may make a written request to the General Counsel of Rockwell Automation for a determination regarding whether an entity is considered a Competitive Business and the General Counsel shall respond to you in writing within fifteen (15) business days of receipt of your request. If the General Counsel fails to respond to you within such fifteen (15) business day period then the entity shall be deemed to not be a Competitive Business.

F.	Regardless of whether you have forfeited rights under this Agreement due to a breach of its terms, in addition to all duties of loyalty imposed on you by law, during the Restricted Period you agree not to use, sell, publish, disclose, communicate or divulge to any person any Confidential Information, or any knowledge or data regarding Rockwell Automation’s, its subsidiaries’ or other affiliates’ respective directors, advisors, officers, employees or agents, under any circumstances where any Confidential Information or other knowledge or data so disclosed or used is reasonably likely to be used anywhere on behalf of any Competitive Business, or in connection with or to benefit any person, company or other enterprise (including you) which is engaged in or is planning or preparing to become engaged in business dealings or negotiations with Rockwell Automation, its subsidiaries or any of its other affiliates. You also shall preserve and protect Trade Secrets of Rockwell Automation, its subsidiaries and its other affiliates from unauthorized use or disclosure; and shall not use or disclose any Trade Secret of Rockwell Automation, its subsidiaries and its other affiliates for so long as that Trade Secret remains a Trade Secret.

G.	You represent and warrant that you have delivered to Rockwell Automation the original and all copies of all documents, records, and property of any nature whatsoever which are in your possession or control and which are the property of Rockwell Automation or which relate to the business activities, facilities, or customers of Rockwell Automation, its subsidiaries or its other affiliates, including any records, documents or property created by you. You further understand that all designs, improvements, writings and discoveries made by you during your employment and pertaining to the business of Rockwell Automation, its subsidiaries or its other affiliates shall be the exclusive property of Rockwell Automation. Anything to the contrary notwithstanding, you shall be entitled to retain (i) papers and other materials of a personal nature, including, without limitation, photographs, correspondence, personal diaries, calendars and Rolodexes, personal files and phone books, (ii) information showing your compensation or relating to reimbursement of expenses, (iii) information that you reasonably believe may be needed for tax purposes and (iv) copies of plans, programs and agreements relating to your employment, or termination thereof, with Rockwell Automation and its subsidiaries or other affiliates; provided that all Confidential Information or Trade Secrets contained in any such item has been removed and returned to Rockwell Automation or destroyed.

H.	You further agree, subject to your other reasonable business and personal commitments, to cooperate with Rockwell Automation, its financial and legal advisors and/or government officials, in any claims, investigations, administrative proceedings, lawsuits, and other legal, internal or business matters, of which you have personal knowledge, as reasonably requested by Rockwell Automation during the Restricted Period and for two years thereafter. Nothing herein shall require you to cooperate if such cooperation is adverse to your legal interests and you shall not be required to devote more than eight (8) business days per year to such cooperation. You shall be compensated for such cooperation at a rate of $2,000 per day (beginning after September 30, 2008), plus reimbursement of reasonable expenses, including, without limitation, travel and meal expenses.

I.	For purposes of this Agreement,

i. “Competitive Business” means any corporation, partnership, association, or other person or entity, including but not limited to you, (A) which competes directly, or is planning to compete directly with Rockwell Automation, its subsidiaries or its other affiliates with respect to the design, development, manufacture, remanufacture, assembly, marketing, sales or service of any industrial automation (information or power control technology) about which you received Confidential Information or Trade Secrets at any time within eighteen (18) months prior to your termination date, and (B) which engages or plans to engage in such competition in any country of the World in which Rockwell Automation, its subsidiaries or its other affiliates sold or distributed, or actively attempted to sell or distribute, such products within eighteen (18) months prior to your termination date. Notwithstanding the foregoing, “Competitive Business” shall not include any division, subsidiary or affiliate of a Competitive Business (as defined hereinabove) that does not either (A) compete directly with Rockwell Automation, its subsidiaries or its other affiliates with respect to the design, development, manufacture, remanufacture, assembly, marketing, sales or service of any industrial automation (information or power control technology) about which you received Confidential Information or Trade Secrets at any time within eighteen (18) months prior to your termination date, or (B) engage or plans to engage in such competition in any country of the World in which Rockwell Automation, its subsidiaries or its other affiliates sold or distributed, or actively attempted to sell or distribute, such products within eighteen (18) months prior to your termination date. Notwithstanding the foregoing, you shall not be deemed to be in violation of Section 4.E of this Agreement, if you commence employment with an entity which is not a Competitive Business on the date you commence employment provided that on the date you commence such employment you did not know that such entity was actively planning to compete directly with Rockwell Automation in the manner described in this definition and further provided that, prior to your acceptance of such employment, you disclosed the non-competition provisions of this Section 4 to such entity and received written confirmation from the entity that, in its opinion, it is not a Competitive Business as of the date of your acceptance of employment.

ii. “Confidential Information” means information related to Rockwell Automation’s or its subsidiaries’ or other affiliates’ business, not generally known in the trade or industry, which you learned or created during the period of your active employment, which may include but is not limited to information concerning financial reports and analysis, cost data and cost structures, financial arrangements, business, financial and strategic plans, costs, margins, product specifications, manufacturing procedures, methods, equipment, compositions, technology, formulas, know-how, research and development programs, sales methods, customer lists, customer usages and requirements, computer programs, employee performance and compensation information, recruiting information, and other confidential technical or business information and data.

iii. “Goodwill” means any tendency of customers, distributors, representatives, employees, or federal, state, local or foreign governmental entities to continue or renew any valuable business relationship with Rockwell Automation, its subsidiaries or its other affiliates or any Competitive Business with which you may be associated, based in whole or in part on past successful relationships with Rockwell Automation, its subsidiaries or its other affiliates or the lawful efforts of Rockwell Automation, its subsidiaries or its other affiliates to foster such relationships, and in which you, or any personnel reporting directly to you, actively participated at any time within eighteen (18) months prior to your termination date.

iv. “Trade Secret(s)” means information, including a formula, pattern, compilation, program, device, method, technique or process, that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and that is the subject of efforts to maintain its secrecy that are reasonable under the circumstances.

5.	In consideration for the severance benefits described above, you agree to and hereby release and waive any and all claims and rights you may have, or may believe you have, against Rockwell Automation and all predecessors, successors, assigns, subsidiaries and affiliates, and their officers, directors, employees, or agents (the “Company Releasees”) relating to or arising out of your employment or your separation, including any claim or right in contract or tort, or based on or arising under any federal or state statute, including the Age Discrimination in Employment Act (“ADEA”). This release covers both claims you know about and those you may not know about. You agree not to file a lawsuit or request arbitration asserting claims released by you in this Section 5. You agree that if you violate this Agreement by suing the Company Releasees with respect to a claim released by you in this Section 5, you will pay all reasonable costs and expenses of defending the suit incurred by the Company Releasees; this provision does not apply, however, to costs or fees for actions brought pursuant to the ADEA. This release does not extend to your rights under any Rockwell Automation health or welfare plan, policy or program or retirement, pension or deferred compensation benefit plan or other future claims arising after you sign this Agreement, or to any claim that cannot be released herein as a matter of law. In addition, you are not releasing any rights or claims you (or any dependent or heir) may have (i) to enforce this Agreement, (ii) to be indemnified and/or advanced expenses under Rockwell Automation’s bylaws, certificate of incorporation or under applicable law or to be covered under any directors’ and/or officers’ insurance policies or (iii) any rights with respect to your vested equity.

In consideration for your agreements herein, Rockwell Automation, on behalf of itself and the other Company Releasees, agrees to and hereby releases and waives any and all claims it or any other Company Releasee may have, or may believe it has, against you and your heirs, dependents, estate, agents, and all such successors and assigns relating to or arising out of your employment or your separation, including any claim or right in contract or tort, based on or arising under any federal or state statute or based on any common law duty you may have, which claims are known by the Chief Executive Officer, General Counsel and/or Senior Vice President of Human Resources of Rockwell Automation as of the date this Agreement is executed by Rockwell Automation. Rockwell Automation, on behalf of itself and any other Company Releasee, agrees not to file a lawsuit or request arbitration asserting claims released in this Section 5. Rockwell Automation agrees that if it violates this Agreement by suing you or any of your released parties herein with respect to a claim released by you in this Section 5, or if any other Company Releasee sues you with respect to a claim Rockwell Automation released on its behalf in this Section 5, Rockwell Automation will pay all reasonable costs and expenses of defending the suit incurred by you (or any other party released in this Section 5). This release does not extend to claims that are not known by the Chief Executive Officer, General Counsel and/or Senior Vice President of Human Resources of Rockwell Automation as of the date Rockwell Automation signs this Agreement, other future claims arising after Rockwell Automation signs this Agreement, or to any claim that cannot be released herein as a matter of law.

6.	If you breach your material obligations under Section 4 or Section 5 of this Agreement, your termination date will occur immediately on the date of such breach (if such breach occurs prior to September 30, 2007), the payments and benefits which remain unpaid to you pursuant to Section 2 of this Agreement will cease immediately (except for any accrued or vested rights which are vested and/or accrued as of the date you execute this Agreement), and you will forfeit the shares being held in escrow, if any, pursuant to Section 2.C. Notwithstanding the foregoing, if you breach a provision of Section 4 or Section 5, and such breach is subject to cure as reasonably determined by Rockwell Automation in good faith, Rockwell Automation will provide you with prompt written notice of the breach upon becoming aware of such breach and will provide you with a reasonable period of time to cure such breach (which in no event shall be less than twenty (20) days). If you cure such breach within the time period specified by Rockwell Automation, your employment will continue until September 30, 2007, if applicable, and your severance payments and benefits will not be forfeited (or shall resume, as the case may be and retroactive severance and benefits will be paid, if applicable) and your shares held in escrow, if any, will not be forfeited as a result of the occurrence of such breach.

7.	You agree that Rockwell Automation will suffer irreparable damage in the event the provisions of Sections 4.C, D, E or F of this Agreement are breached and that your acceptance of the provisions of such sections was a material consideration in your decision to enter into this Agreement. You further agree that Rockwell Automation shall be entitled as a matter of right to seek injunctive relief to prevent a breach by you. Resort to such equitable relief, however, shall not constitute a waiver of any other rights or remedies Rockwell Automation may have. In addition to such equitable relief, and not in limitation of any other rights or remedies Rockwell Automation may have, if you breach the provisions of Sections 4.C, D. E or F of this Agreement, Rockwell Automation shall have the remedies set forth in Section 8 hereof.

8.	If you breach your material obligations under Sections 4.C, D, E or F of this Agreement, among any and all other remedies Rockwell Automation may have against you, then as reasonable liquidated damages for such breach, you will be required to promptly repay to Rockwell Automation the amount of cash and the value of all other non-cash benefits paid or provided to you under this Agreement pursuant to Section 2 (except for any accrued or vested rights which are vested and/or accrued as of the date you execute this Agreement). Notwithstanding the foregoing, if you breach your material obligations under Section 4.C, D, E or F of this Agreement, and such breach is subject to cure as reasonably determined by Rockwell Automation in good faith, Rockwell Automation will provide you with prompt written notice of the breach upon becoming aware of such breach and will provide you with a reasonable period of time to cure such breach (which in no event shall be less than twenty (20) days). If you cure such breach within the time period specified by Rockwell Automation, the amount of cash and the value of all other non-cash benefits paid or provided under this Agreement to you pursuant to Section 2 shall not be subject to repayment.

9.	Upon your death, the severance, equity and other benefits due to you under this Agreement or otherwise shall be paid or delivered to your designated beneficiaries (or if there are no such beneficiaries, your estate). If you die before September 30, 2007, “your termination date” for purposes of this Agreement shall be the date of your death.

10.	You acknowledge and agree that you have been advised to consult with an attorney at your own expense prior to signing this Agreement. You also acknowledge and agree that you understand this Agreement and it is voluntarily entered into by you in consideration of the undertakings by Rockwell Automation as set forth herein and is consistent in all respects with the discussions regarding your separation from employment.

11.	You recognize that the payments and benefits provided under this Agreement may result in taxable income to you which Rockwell Automation and its subsidiaries and other affiliates will report to their appropriate taxing authorities. Rockwell Automation and its subsidiaries and other affiliates shall have the right to deduct from any payment made under this Agreement to you any federal, state, local or other income, employment or other taxes it determines are required by applicable law to be withheld with respect to such payments or benefits provided hereunder or to require payment from you which you agree to pay upon demand, for the purpose of satisfying any such withholding requirement.

12.	In the event any one or more of the provisions of this Agreement (or any part thereof) shall for any reason be held to be invalid, illegal or unenforceable, the remaining provisions of this Agreement (or part thereof) shall be unimpaired, and the invalid, illegal or unenforceable provision (or part thereof) shall be replaced by a provision (or part thereof), which, being valid, legal and enforceable, comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision (provided, however, in no event shall the time period and/or the scope of the restrictions in Section 4 of this Agreement be expanded beyond the terms of such section). However, in the event that any such provision of this Agreement (or part thereof) is adjudged by a court of competent jurisdiction to be invalid, illegal or unenforceable, but that the other provisions (or part thereof) are adjudged to be valid, legal and enforceable if such invalid, illegal or unenforceable provision (or part thereof) were deleted or modified, then this Agreement shall apply with only such deletions or modifications, or both, as the case may be, as are necessary to permit the remaining separate provisions (or part thereof) to be valid, legal and enforceable.

13.	This Agreement is a complete and final agreement between you and Rockwell Automation relating to the matters contained herein and supercedes all other offers and agreements relating to such matters; this Agreement does not, however, supercede any of your obligations or Rockwell Automation’s rights under Sections A through F and Sections J through K of the Proprietary Information, Creative Works and Invention Agreement (New Employees) executed by you on December 7, 2003. This Agreement shall be interpreted, construed, governed and enforced in accordance with the laws of the State of Wisconsin. Any controversy or disputes with respect to this Agreement shall be subject to arbitration in accordance with the Mutual Agreement to Arbitrate Claims (New Hire) which you executed in 2003, to be conducted in Milwaukee, Wisconsin. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. Rockwell Automation agrees not to assign or transfer its rights or obligations under this Agreement to any other party, without your express written consent, provided that such rights or obligations may be assigned or transferred by Rockwell Automation pursuant to a merger or consolidation in which Rockwell Automation is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of its assets, provided that the assignee or transferee is the successor to all or substantially all of Rockwell Automation’s assets and assumes the liabilities, obligations and duties of Rockwell Automation under this Agreement, either contractually or as a matter of law.

14.	Any notice, request or other communication given in connection with this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered to the recipient, (ii) three (3) days after mailing by certified or registered mail, postage prepaid, return receipt requested or (iii) two (2) days after being sent by a nationally recognized overnight courier (provided that a written acknowledgement of receipt is obtained by the overnight courier), to the party concerned at the address indicated below (or such other address as the recipient shall have specified by ten (10) days’ advance written notice given in accordance with this Section 14).

If to Rockwell Automation:Doug Hagerman, General Counsel
Rockwell Automation, Inc.
1201 S. Second Street
Milwaukee, WI 53204
If to you:	Your last home address as noted in Rockwell Automation’s records.

15.	Except as expressly set forth in Sections 4, 5 or 13 of this Agreement, there are no other restrictions on your activities after April 4, 2007, other than any restrictions required under applicable law or as may be imposed by Rockwell Automation’s insider trading policies and procedures. In addition, in the event of a conflict between any provision of this Agreement and any provision of any other Rockwell Automation plan, policy, program, arrangement or other agreement, the provisions of this Agreement shall govern.

16.	Rockwell Automation acknowledges that you may have rights to indemnification and the advancement of expenses under Rockwell Automation’s bylaws and certificate of incorporation that survive following your termination of employment and Rockwell Automation will provide such indemnification and advancement of expenses in accordance with the terms thereof. Rockwell Automation confirms that you are covered under its directors’ and officers’ liability insurance policies for services provided by you to Rockwell Automation and its subsidiaries and other affiliates up through the date this Agreement is executed by the parties.

17.	Notwithstanding any other provision of this Agreement or any other Rockwell Automation plan, policy, program, arrangement or other agreement, you shall be under no obligation to seek other employment and there shall be no offset against amounts, entitlements or benefits due to you hereunder or otherwise on account of any remuneration or benefits provided by any subsequent employment you may obtain and Rockwell Automation’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that Rockwell Automation or any of its subsidiaries or other affiliates may have against you for any reason.

18.	Rockwell Automation represents and warrants to you that (i) the execution, delivery and performance of this Agreement by Rockwell Automation has been fully and validly authorized by all necessary corporate action, (ii) the officer signing this Agreement on behalf of Rockwell Automation is duly authorized to do so, (iii) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which Rockwell Automation is a party or by which it is bound and (iv) upon execution and delivery of this Agreement by Rockwell Automation and you, it shall be a valid and binding obligation of Rockwell Automation enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

You understand that you have at least 21 days within which to consider this Agreement, that you have had reasonable time within which to consider this Agreement and that you may revoke the Agreement within 7 days of signing it. However, the Agreement will not become effective until the revocation period has expired; provided that once executed by Rockwell Automation, Rockwell Automation cannot revoke its agreement to this Agreement and, as such, this Agreement shall only fail to become effective if you revoke the Agreement within 7 days of signing it.

Sincerely,

ROCKWELL AUTOMATION, INC.

By:/s/ Douglas M. Hagerman

Name:Douglas M. Hagerman

Title:Senior Vice President, General Counsel

& Secretary

Date:May 21, 2007

ACCEPTED AND AGREED TO:

/s/ James V. Gelly	5/21/2007

James Gelly	Date